UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE l4A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR
WORLDWIDE

ATLAS AIR

ATLAS AIR POLAR TITAN

May 23, 2012 Adam R. Kokas SVP, GC, CHRO and Secretary Spencer Schwartz Senior Vice President and CFO

Dear Stockholders,
The proxy advisory firm ISS has recently recommended to its clients that they vote against our proposal to approve, on an advisory basis, the compensation of our named executive officers.  As we explain, we strongly disagree with ISS’s recommendation and urge you to vote in favor of the advisory proposal to approve the compensation of our executives.
Sincerely,
Frederick McCorkle, Chairman
Eugene I. Davis
Carol B. Hallett

OUR MANAGEMENT IS FOCUSED ON CONTINUING TO BUILD A STRONGER
COMPANY THAT DELIVERS INTRINSIC VALUE FOR OUR STOCKHOLDERS
October 2009 – announced
plans to commence passenger
charter service for SonAir
September 2011 –
reached agreement to
provide CMI service for
DHL
December 2011 –
delivery completed for
first three 747-8F
aircraft placed with
British Airways
January 2012 –
arranged Ex-Im
guaranteed financing
for remaining 6 B747-
8F aircraft
July 2010 – commenced
Dreamlifter service for Boeing
May 2011 – U.S. Military passenger
service commenced
September 2011 –
industry-leading labor
agreement with pilots
is finalized
January 2012 –
received military
approval for 767-
300 airlift service
October 2008 –
express network ACMI
service began
September 2006 –
announced major order for
Boeing’s new 747-8
Freighter
February 2011 – secured
financing for first three 747-8F
aircraft
September 2011 – placed two
747-8F aircraft with Panalpina
March 2012 – began
767 CMI service for
DHL

WE HAD MANY MAJOR ACHIEVEMENTS IN 2011
In Fiscal 2011, we:
Achieved pre-tax income of $157 million, the second highest such amount in our history
Received our first three 747-8F aircraft
Placed five 747-8F aircraft in long-term ACMI contracts
Secured attractive financing for all of our 747-8F aircraft delivered or on order
Developed and implemented a 767 passenger platform
Completed an industry leading labor contract
Developed and implemented a comprehensive military passenger service
Delivered numerous customer service quality metrics at or close to maximum levels
Received IATA Operational Safety Audit re-certificate for cargo and passenger operations without any negative findings

These numerous accomplishments were achieved despite the following headwinds:
• Sluggish Global Economic Conditions
• No “Peak” Season
• Delivery Delays for our New 747-8Fs
• 787 Dreamliner Production Rates at Boeing that Affected our Ramp-Up of CMI Service for Boeing
• Pre-Operating Costs Incurred for New Initiatives Contributing to
Revenue/Earnings Growth in 2012 and Beyond
HEADWINDS IN 2011

We believe that ISS’s new policy of basing its say on pay recommendation on an analysis of CEO pay compared to 1 and 3 year TSR fails on at least two levels:  (i) it fails to acknowledge the contributions of all of our executive officers to the long-term prospects of the company and (ii) it rewards short-term performance rather than the long-term achievements required by our capital-intensive business.
The chart appearing below on the left is based on our 2011 Summary Compensation Table and shows the percentage of our total compensation (as reflected in such table) that consisted of fixed compensation and variable or performance-based compensation (long-term performance units are assumed to be earned at the target level for purposes of our Summary Compensation Table). The chart appearing below on the right is based on the same information, except the percentages valuing long-term performance units granted in 2011 are assumed to be earned at the maximum level.  For purposes of these charts, we have taken the percentages applicable to our five NEOs.
A significant portion of our compensation is performance based.
WE PAY FOR PERFORMANCE
44.6%
55.4%
Fixed compensation
Variable compensation
35.7%
64.3%
Fixed compensation
Variable compensation

$50
$70
$90
$110
$130
$150
$170
$190
$210
2009 2010 2011
Threshold
Target
Maximum
Targets reward superior performance; financial targets used to determine annual cash bonus have been adjusted upward each year.
ANNUAL INCENTIVE PLAN TARGET SETTING

40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
12/31/2010
1/31/2011
2/28/2011
3/31/2011
4/30/2011
5/31/2011
6/30/2011
7/31/2011
8/31/2011
9/30/2011
10/31/2011
11/30/2011

ATLAS AIR WORLDWIDE

8 AAWW VERSUS INDUSTRY INDEX - 2011 AAWW Amex Airline Index

40%
35%
30%
25%
20%
15%
10%
5%
0%
-5%
12/30/2011
1/6/2012
1/13/2012
1/20/2012
1/27/2012
2/3/2012
2/10/2012
2/17/2012
2/24/2012
3/2/2012
3/9/2012
3/16/2012
3/23/2012
3/30/2012
4/6/2012
4/13/2012
4/20/2012
4/27/2012
5/4/2012
5/11/2012
5/18/2012

ATLAS AIR WORLDWIDE

9 AAWW 2012 STOCK UPDATE – YEAR TO DATE AAWW Amex Airline Index S&P 500 Dow Jones Transport Average Russell 2000

Our executive compensation practices, approved by almost 85% of our stockholders in 2011, have  NOT changed since last year
In 2011, ISS recommended that stockholders vote FOR our Say on Pay advisory vote.
• Recommendation was on the basis of our compensation best practices and excellent pay for performance results.
• ISS changed its methodology in December 2011 – our compensation practices remain unchanged.
• We manage our business for the long-term and for future growth.
• While share price performance declined in 2011, AAWW’s financial performance for the year was solid and filled with numerous financial and operational achievements, despite a challenging macro-economic and freight environment.
• Our guidance for 2012 reflected a 24% increase in EPS over 2011 adjusted
EPS.
ISS’s NEW METHODOLOGY IS INCONSISTENT WITH PAST RECOMMENDATIONS
A reconciliation of adjusted EPS to the corresponding GAAP financial measure is contained on pages 42-43 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 15, 2012.

ISS’s METHODOLOGY ISSUES
There are three numbers in the Summary Compensation Table that  ISS uses in its CEO compensation methodology: salary, 2011 bonus, and 2011 LTI awards.
• AAWW salary is unchanged between 2011 and 2010 and that portion of overall compensation is modest
• AAWW 2011 bonus was earned based on our major financial and operating accomplishments
• With respect to LTI award, this is a "future" looking number, dependent on how well AAWW stock performs, as well as for our PSUs how AAWW performs compared to our performance share unit peers.
ISS then takes these numbers for our CEO and compares them to the CEO pay at ISS’s peer group and also compares the peer companies’ Total Shareholder
Return to AAWW's Total Shareholder Return.
If the ISS peer group has challenges, then the ISS analysis has challenges. Not only does the peer group composition have challenges but some of the CEO pay data (from the controlled companies within the ISS peer group) is not comparable.  See next slide for further discussion.

New ISS-selected peer group is inappropriate – includes a number of companies that have significantly different business models and ownership structures
• Of the fourteen ISS peer group companies, five of the peers are in totally different industries, four have much lower revenues than AAWW and four are controlled entities with different compensation structures.
• The CEOs of the controlled peers have below market pay (presumably due to their significant ownership stakes), which adversely affects an objective analysis of the compensation paid to AAWW’s CEO.
• ISS’s methodical, “black box” approach prevents it from making analyses and adjustments to peer group selection.
• See the attached Appendix for more detailed information regarding the shortcomings of the various companies comprising the ISS peer group.
ISS’s NEW PEER GROUP IS INAPPROPRIATE FOR AAWW

AAWW MAINTAINS A TOP OF CLASS MANAGEMENT TEAM
IN A COMPETIVITE MARKETPLACE
Our executives’ skills are valuable to us and they are highly transferrable and desirable to our competitors, as well as to companies in other industries. We have designed our compensation policy so that we maintain our current executive team and remain an attractive employer as we invest in our future growth, continue to execute our strategic transformation and endure challenging economic environments.
KEY COMPONENTS OF OUR COMPENSATION POLICY INCLUDE:
Benchmarking our executives’ compensation at competitive levels
• We target base salary, performance-based annual incentive cash compensation and performance-based and time-based equity compensation between the 50 and 75 percentiles of our compensation peers for our CEO and at the 75 percentile for our other senior executives. This is nationwide data even though AAWW executives are based in one of the highest cost locations in the country.
• Peer groups are scaled to provide broad view of compensation in the markets in which we compete for executive talent.
• This recognizes that supply chain and leadership talents are transferrable beyond the airline or transportation industries.
Reward strong individual performance by aligning incentive-based compensation to individuals’ annual performance objectives
• We incentivize managements’ long-term investment in the company by rewarding only what they can control, and decline to reward risky behavior targeted at artificially inflating stockholder return at the expense of our future growth.  Annual incentive program performance targets include personal metrics as well as financial targets.
• We reward management for operational achievements that they can control.
th
th th

GLASS LEWIS HAS GIVEN AAWW A POSITIVE
RECOMMENDATION ON SAY ON PAY
• In contrast to ISS, Glass Lewis, a major advisory service, has given
AAWW a positive Say on Pay recommendation.
• Glass Lewis noted that AAWW maintains a well-designed executive program and has provided exemplary disclosure with respect to its compensation practices and incentive plans.
• While executive compensation and corporate performance (share price)
may not be perfectly aligned in 2011, Glass Lewis indicated that AAWW utilizes objective incentive plans which it believes are well structured to align pay with performance going forward.

AAWW MAINTAINS COMPENSATION BEST PRACTICES
We offer no excise tax gross ups or
modified gross ups.
We believe these gross ups are antithetical to
fair compensation practices.
Payments in event of change of control
do not exceed 3x for all executives.
We believe change of control payments at this
level protect our executives, yet are not
prohibitive to a potential strategic partner.
No share recycling. We respect our stockholders’ vote and in
February 2012, amended our LTIP to reflect
our policy of not reusing shares forfeited for
tax withholding or cancelled awards.
Minimum stock ownership requirements
are in place for officers and directors, and
we provide robust disclosure on such
compliance.
We believe our directors and officers act in our
stockholders’ best interests when they
themselves are stockholders.  There is 100%
compliance with the stock ownership
requirements.

New ISS-selected peer group is inappropriate – includes a number of companies that have significantly different business models and ownership structures, including:
•
• Arkansas Best - CEO has short tenure in this role; market cap is less than half of AAWW; significantly lower net income.
• Dollar Thrifty Automotive Group - U.S. car rental company.
• Genesee & Wyoming - The Fuller family controls approximately 32% of the voting shares; an international rail company; a significantly higher market cap.
• Hub Group – 59% ownership controlled by the Yeager family; primarily a domestic logistic services and trucking brokerage company.
• Knight Transportation, Inc. – 45% controlled by the Knight family and two additional investors; U.S. trucking company with a significantly smaller revenue base.
• Old Dominion Freight Line, Inc. - CEO has short tenure in this role; U.S. trucking company.
• Quality Distribution, Inc. - Apollo Funds control 32% of the common stock; significantly less revenue and lower market cap.
• Saia, Inc. - Less revenue and significantly lower market cap.
• Werner Enterprises, Inc. – 38% controlled by the Werner family; U.S. trucking company.
APPENDIX - ADDITIONAL DETAIL ON SOME OF ISS PEER GROUP
Allegiant Travel Company - CEO has a 21% ownership interest, 3 Funds own an additional 25%;  is a U.S. regional passenger leisure airline, with a significantly lower revenue base.